EXHIBIT 5.1

                               BRUCE F. FEIN, P.C.
                          6363 WOODWAY DRIVE, SUITE 965
                              HOUSTON, TEXAS 77057
                                  713-273-6600
                                FAX 713-273-6605

                                 January 8, 2001

Ohio & Southwestern Energy Company
650 West Georgia Street, Suite 450
Vancouver,  British Columbia Canada  V6B 4N8

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Ohio & Southwestern Energy Company. (the ("Company") of a Registration Statement on form S-8 (the "Registration Statement") with the United States Securities and Exchange Commission covering the offering of an aggregate of 495,023 shares of the common stock of the Company (the "Shares").

In connection with this opinion, we have examined the Registration Statement and the Company's Amended and Restated Articles of Incorporation and By-laws, and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the plans referenced above and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                Sincerely yours,



                             /S/ Bruce F. Fein, P.C.

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